UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number:  333-101254-03


    MASTR Asset Securitization Trust
    Mortgage Pass-Through Certificates,
    Series 2003-2  Trust

  (Exact name of Registrant as specified in its charter)




    c/o Wells Fargo Bank Minnesota, N.A.,
    9062 Old Annapolis Road
    Columbia, MD 21045
    (410) 884-2000

  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)






  15-B1

  15-B2

  15-B3

  15-B4

  15-B5

  15-B6

  1-A1

  2-A1

  2-A10

  2-A11

  2-A12

  2-A13

  2-A2

  2-A3

  2-A4

  2-A5

  2-A6

  2-A7

  2-A8

  2-A9

  15-AX

  30-AX

  30-B1

  30-B2

  30-B3

  30-B4

  30-B5

  30-B6

  3-A1

  3-A10

  3-A11

  3A-12

  3-A13

  3A-14

  3-A2

  3-A3

  3-A4

  3-A5

  3-A6

  3-A7

  3-A8

  3-A9

  AR

  PO


  (Title of each class of securities covered by this Form)

     None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)           / /

     Rule 12g-4(a)(1)(ii)          / /

     Rule 12g-4(a)(2)(i)           / /

     Rule 12g-4(a)(2)(ii)          / /

     Rule 15d-6                    /X/

     Rule 12h-3(b)(1)(i)           /X/

     Rule 12h-3(b)(1)(ii)          / /

     Rule 12h-3(b)(2)(i)           / /

     Rule 12h-3(b)(2)(ii)          / /


  Approximate number of holders of record as of the certification or notice date:

        Less than 300




  Pursuant to the requirements of the Securities Exchange Act of 1934,

    MASTR Asset Securitization Trust
    Mortgage Pass-Through Certificates,
    Series 2003-2  Trust


  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: 01/20/2004
  By: /s/ Beth Belfield, Assistant Vice President



  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.